UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 5, 2014

New York REIT, Inc.

(Exact Name of Registrant as Specified in Charter)

Maryland	001-36416	27-1065431
(State or other jurisdiction	(Commission File Number)	(I.R.S. Employer
of incorporation)		Identification No.)

405 Park Avenue, 14th Floor
New York, New York 10022
(Address, including zip code, of Principal Executive Offices)

Registrant's telephone number, including area code: (212) 415-6500

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events.

On April 15, 2014, in connection with initial listing of its shares of common stock on the New York Stock Exchange (the “Listing”), New York REIT, Inc. (the “Company”) caused New York Recovery Operating Partnership, L.P. (the “Operating Partnership”) to issue a note to New York Recovery Special Limited Partnership, LLC (the “Special Limited Partner”) as evidence of the Operating Partnership’s obligation to make distributions of net sales proceeds to the Special Limited Partner in an amount equal to 15% of the amount, if any, by which (a) the average market value of the Company’s outstanding common stock over the 30 days beginning 180 days after the Listing, plus distributions paid by the Company prior to the Listing, exceeds (b) the sum of the total amount of capital raised from stockholders during the Company’s prior offering and the amount of cash flow necessary to generate a 6% annual cumulative, non-compounded return to such stockholders. As previously disclosed in the Company’s Current Report on Form 8-K filed on April 15, 2014, the Special Limited Partner had the right, but not the obligation to contribute all, or a portion of the special limited partner interest to the Operating Partnership in exchange for limited partnership units classified as OP Units (“OP Units”).

In accordance with the terms of the note and the limited partnership agreement of the Operating Partnership, the Special Limited Partner notified the Company of its intent to contribute its interest in the Operating Partnership to the Operating Partnership in exchange for OP Units effective on November 21, 2014. Therefore, the Special Limited Partner’s special limited partner interest converted into 3,062,512 OP Units on November 21, 2014. OP Units are convertible into shares of the Company’s common stock in accordance with the terms governing conversion of OP Units into shares of common stock and contained in the Fourth Amended and Restated Agreement of Limited Partnership of the Operating Partnership.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NEW YORK REIT, INC.

Date: December 5, 2014	By:	/s/ Nicholas S. Schorsch
Nicholas S. Schorsch
Chief Executive Officer and
Chairman of the Board of Directors